Exhibit 10.23

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”) is made and entered into as of the 20 day of June, 2014 (the “Amendment Effective Date”) by and between SHERIDAN HILLS DEVELOPMENTS L.P. (“Landlord”) and BELLICUM PHARMACEUTICALS, INC. (“Tenant”).

W I T N E S S E T H

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated June 1, 2012 (the “Lease”), with a Commencement Date of December 17, 2012, whereby Landlord leased to Tenant 10,611 square feet of Net Rentable Area on the eighth (8th) floor, as indicated on the floor plan attached as Exhibit A to the Lease (the “Original Leased Premises”) in the office building located at 2130 West Holcombe Boulevard, Houston, Harris County, Texas 77030 (the “Building”); and

WHEREAS, per the First Amendment to Lease Agreement dated as of September 13, 2013 (the “First Amendment”), Tenant exercised the Hold Option provided for in Section 1.E of the Lease, pursuant to which the Hold Space (being that area containing approximately 3,644 square feet of Net Rentable Area on the eighth (8th) floor of the Building, as indicated on the floor plan attached as Exhibit A-1 to the Lease) was added to the Original Leased Premises (the Original Leased Premises, together with the Hold Space, or a total of 14,255 square feet of Net Rentable Area, is hereinafter collectively referred to as the “Existing Premises”, and the Lease, as amended by the First Amendment, is hereinafter collectively referred to as the “Existing Lease”); and

WHEREAS, the Existing Lease expires December 16, 2017; and

WHEREAS, the parties wish to further amend the Existing Lease to (i) add to the Existing Premises additional area on the eighth (8th) floor of the Building as hereinafter described, and (ii) extend the term of the Lease as hereinafter described.

NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Additional Space/Area. In addition to the Existing Premises, Tenant agrees to lease from Landlord and Landlord agrees to lease to Tenant part of the eighth (8th) floor of the Building comprising: (i) approximately 2,037 useable square feet (“USF”) on the south side of the floor, comprising two (2) bays; (ii) approximately 1,834 USF on the north side of the floor, with the spaces in (i) and (ii) above being indicated on the floor plan attached hereto and made a part hereof for all purposes as Exhibit “A”; and (iii) approximately 1,228 USF of the previous “public” corridor on the south side of the Building core (as hatched in purple on the floor plan attached hereto and made a part hereof for all purposes as Exhibit “B”). Collectively, the space in (i), (ii) and (iii) above, the “Office Space”, together with any space not in the Office Space, and not necessarily located on the eighth (8th) floor of the Building, that is required to accommodate Tenant’s equipment, or is reduced to less than eight (8’) feet of headroom by the installation of piping, conduits or ducting to accommodate Tenant’s use (the “Interior Mechanical Space”), and together with any outdoor area required to accommodate Tenant’s equipment (“Exterior Mechanical Space”, together with the Office Space and the Interior Mechanical Space, are hereinafter collectively referred to as the “Additional Premises”).

The rentable square feet (“RSF”) for the Existing Premises, the Additional Premises and the Hold Premises (as defined below) shall be recalculated/calculated based on a new “add-on factor”, on the basis of the Modified BOMA Standard as defined in the Lease, but in no event shall the “add-on factor” exceed eighteen percent (18.0%), with same to apply to any additional space leased hereafter by Tenant on the eighth (8th) floor of the Building.

No “add-on factor” shall be applied to the Exterior Mechanical Space.

Landlord shall have the right to access through the Office Space, as needed, Rooms 820 and 821 as shown on Exhibit “A”.

Except as set forth herein, Tenant shall lease all of the Additional Premises at the same terms and conditions as set forth in the Existing Lease.

2. Hold Option. Landlord shall “hold”, until such date as is three (3) months following the Commencement Date (as defined below), or until January 31, 2015 (whichever date shall be the earlier), the portion of the eighth (8th) floor of the Building comprising the four (4) bays immediately adjacent and to the east of the Additional Premises on the south side of the floor, as shown on Exhibit “A” (the “Hold Premises”). On or before such date, Tenant shall have the right (the “Hold Premises Option”) to lease all or none of the Hold Premises on the same terms and conditions as the Additional Premises (including termination date and dates of rental rate increases), except that the Allowance (as defined below) shall be prorated to reflect the lesser lease term for the Hold Premises. Should Tenant exercise the Hold Premises Option in accordance with its terms, the commencement date for the leasing of the Hold Premises shall be the earlier to occur of (i) Tenant’s first use of the Hold Premises for its operations (other than for temporary storage), or (ii) ninety (90) days following Tenant’s exercise of the Hold Option.

3. Purpose of Use. Tenant shall be permitted to use and occupy the Additional Premises and the Premises (as defined below) for (i) general office purposes and other uses customarily associated therewith, (ii) a research laboratory up to and including BSL level 2, and (iii) a small vivarium (limited to mice only). Emergency power provided by Landlord will be available only for Building life safety systems.

4. Term. As to the Additional Premises, five (5) years from November l, 2014, with an expiration date of October 31, 2019 (the “Additional Term”). October 31, 2019 shall also be the new expiration date for the Existing Premises under the Existing Lease.

5. Commencement Date. The commencement date of the Additional Term shall be November 1, 2014 (the “Commencement Date”), subject to Tenant’s right of prior access to the

Additional Premises after the mutual execution and exchange of this Second Amendment for purposes of undertaking alterations, additions and improvements therein, including telephone and data cabling, and installation of furniture systems.

6. Options to Renew. Upon Tenant giving Landlord six (6) months’ prior written notice in each instance, Tenant, at its option, shall have five (5) successive renewal options on the Premises (as defined below) of one (1) year each. The Base Rental for each renewal option term shall be in accordance with the provisions of Section 50.b of the Lease. The Additional Term plus any exercised renewal option term and/or extended term are hereinafter referred to, collectively, as the “Term”.

7. “Net” Base Rental. On a “net” lease basis, the base rental (“Base Rental”) for each lease period during the Additional Term shall be as follows:

For the Office Space:

Periods	Annual Base Rental
11/01/14 – 12/16/14	$28.75/RSF
12/17/14 – 12/16/15	$29.25/RSF
12/17/15 – 12/16/16	$29.75/RSF
12/17/16 – 12/16/17	$30.25/RSF
12/17/17 – 12/16/18	$30.75/RSF
12/17/18 – 10/31/19	$31.25/RSF

Tenant acknowledges that the said Base Rental figures include $1.25/RSF constituting compensation to Landlord for financing $5.00/RSF of the Allowance.

For the Interior Mechanical Space: Base Rental equal to $11.25/RSF less than the Base Rental rates applicable from time to time for the Office Space. No Allowance (as hereinafter defined) shall apply to Interior Mechanical Space.

For the Exterior Mechanical Space: $7.00/RSF on a “gross” lease basis. No Allowance shall apply to the Exterior Mechanical Space.

8. Operating Expenses. Operating Expenses for calendar year 2014 are estimated to be $13.50/RSF.

No Operating Expenses shall be charged to Tenant for the Exterior Mechanical Space, and only the components of Operating Expenses required or otherwise provided or utilized for the Interior Mechanical Space (as determined by Landlord in its reasonable discretion) shall be charged to Tenant.

9. Base Rental Prepayments/Security Deposit. For the Additional Premises, Tenant shall tender to Landlord (i) the first month’s Base Rental as a prepayment and (ii) the first month’s Base Rental as a security deposit, both payable upon the mutual execution and exchange of this Second Amendment.

10. Right of First Refusal and Preferential Right to Lease. During the Term, subject to the rights of Houston Diagnostic Cath Lab, LP (“HDCL”), as set forth in Exhibit L to the Existing Lease, Tenant shall have the Right of First Refusal (“ROFR”) and the Preferential Right to Lease (both as set out in the Existing Lease) to lease any space which shall be or become available for “direct” lease on the balance of the eighth (8th) floor of the Building, including (i) the Hold Premises in the event Tenant elects to not exercise the Hold Premises Option, and (ii) the HDCL premises at such time as its lease expires or is terminated.

The Existing Premises and the Additional Premises are herein referred to, collectively, as the “Premises”, to further include the Hold Premises and the HDCL premises (if leased by Tenant in accordance with the terms hereof).

11. Condition of Premises. Subject to Landlord’s completion of the leasehold improvements in the Additional Premises as set forth in Section 13 below, Tenant shall lease the Additional Premises in an “as-is” condition (excluding material latent defects).

12. Allowance. Landlord shall provide a leasehold improvement allowance of $45.00/RSF contained within the Office Space (“Allowance”), same to be extended by Landlord to Tenant for alterations, additions and improvements therein, including telephone and data cabling, card-key security access system, space planning/interior architecture fees, permitting costs, and any consultants retained by Tenant, and payable by Landlord to its (Landlord’s) general contractor and subcontractors.

In addition, Landlord shall increase the Allowance by up to an additional $5.00/RSF, with each $1.00/RSF of such increase resulting in an increase in the Base Rental by $.25/RSF, or prorated portions of both, as applicable, such increase constituting compensation to Landlord for financing the additional Allowance.

All alterations, additions and improvements to the Premises shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

In consideration of Tenant extending the term under the Existing Lease, Landlord shall increase the leasehold improvement allowance for the 3,644 RSF of the Hold Space under the First Amendment to $45.00/RSF.

Any unused portion of the Allowance may, at Tenant’s option, be applied against first payments of Base Rental during the Additional Term.

13. Construction of Leasehold Improvements. Landlord shall be responsible for the construction of the leasehold improvements within the Additional Premises on a “cost plus basis”, through a general contractor mutually agreed upon between Landlord and Tenant. Contracts for construction, architecture and engineering (excluding furniture, fixtures and equipment) will be in the name of Landlord. If Tenant in any way desires Landlord to handle the contracts for or installation of furniture, fixtures and equipment in the Additional Premises, such arrangements shall be set out in a separate contract between Tenant and Landlord.

14. Slab Penetrations. Tenant shall have the right to request Landlord, at Tenant’s sole cost and expense, to undertake core drilling in the floor slab of the Premises for plumbing associated with drainage, same to the subject to the prior approval of, and scheduling with, Landlord.

15. Generator. Tenant shall be permitted, at its sole cost and expense, to install, connect to the Building, and operate and maintain an additional natural gas back-up electrical generator with its own meter and supply line, and all related equipment switching gear, conduit and equipment mounts (collectively, the “Generator”), all screened from public view, same to be located in a location in the Building complex mutually agreed upon by Landlord and Tenant.

16. Access to and Use of Building Chases. If such space is available, Tenant shall have the right to access and use, at no cost to Tenant (except for the cost of slab penetrations, fans and duct work), the chases from the eighth (8th) floor to the roof of the Building for venting of equipment in its labs, including the vivarium.

17. Parking. With respect to the parking allowance for the Office Space and the Hold Option Premises (collectively, the “Additional Parking Spaces”), plus any additional space leased by Tenant in the Building during the Term, Tenant shall be entitled to rent (at the prevailing monthly contract rates charged by Landlord or the operator of the Garage from time to time) parking in the Garage in the amount of 2.5 unreserved spaces per 1,000 RSF contained in the Office Space and (when and if leased) the Hold Option Premises and any other additional space leased by the Tenant in the Building during the Term, of which up to ten percent (10%), at Tenant’s option, may be converted to reserved spaces in locations to be mutually agreed upon by Landlord and Tenant negotiating in good faith.

The charges for all unreserved parking spaces among the Additional Parking Spaces for the Office Space and for the Hold Option Premises shall be abated for the first six (6) months of the respective terms for such portion of the Premises, for all such unreserved parking spaces leased by Tenant during such period above the number being leased by Tenant as of June 1, 2014.

18. Miscellaneous.

(a)	Amendment to Lease. The parties acknowledge and agree that the Existing Lease has not been amended or modified in any respect, other than by this Second Amendment, and there are no other agreements of any kind currently in force and effect between the parties.

(b)	Counterparts. This Second Amendment may be executed in multiple counterparts, and each counterpart when fully executed and delivered shall constitute an original instrument, and all such multiple counterparts shall constitute but one and the same instrument.

(c)	Entire Agreement. The Existing Lease, as amended by this Second Amendment, sets forth all covenants, agreements and understandings among the parties with respect to the subject matter hereof and there are no other covenants, conditions or understandings, either written or oral, between the parties hereto except as set forth in the Existing Lease and this Second Amendment.

(d)	Full Force and Effect. Except as expressly amended hereby, all other items and provisions of the Existing Lease remain unchanged and continue to be in full force and effect.

(e)	Conflicts. The terms of this Second Amendment shall control over any conflicts between the terms of the Existing Lease and the terms of this Second Amendment.

(f)	Authority of Tenant. Tenant warrants and represents unto Landlord that (i) Tenant has full right and authority to execute, deliver and perform this Second Amendment; and (ii) the person executing this Second Amendment was authorized to do so.

(g)	Capitalized Terms. Capitalized terms not defined herein shall have the same meanings attached to such terms under the Existing Lease.

(h)	Successors and Assigns. This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(i)	Governing Law. This Second Amendment shall be governed by, and construed in accordance with, the laws of the State of Texas, with venue in connection with any legal action thereunder being in Harris County, Texas.

IN WITNESS WHEREOF, executed by each party hereto on the date set forth beside such party’s signature, to be effective as of the Amendment Effective Date.

“Landlord”

SHERIDAN HILLS DEVELOPMENTS L.P., a Texas limited partnership

By:	Pouncet Sheridan, Inc, an Ontario,
Canada corporation, its general partner

	By:	/s/ L. Lubin
	Name:	L. Lubin
	Title:	A.S.O.

“Tenant”

BELLICUM PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Thomas J. Farrell
Name:	Thomas J. Farrell
Title:	President & CEO

Address: Suite 850, 2130 West Holcombe Boulevard, Houston, TX 77030

EXHIBIT "A"

ORIGINAL "HOLD OPTION" SPACE
3,644 RSF
PORTION OF
"ADDITIONAL PREMISES"
2,428 RSF

Kirksey
ARCHITECTURE

6909 Portwest Drive
Houston Texas 77024
713 850 9600
kirksey.com

A2.30